AGREEMENT made as of the 1st day of January, 1995, by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and ERIC OBER ("Executive"), residing at 415 East 52 Street, New York, New York 10022.
                            W I T N E S S E T H
    WHEREAS, Executive will be performing services as an executive of the CBS News Division ("CND") of CBS; and
    WHEREAS, CBS desires to secure the continued services of Executive as an executive of CND, and Executive is willing to continue such services, upon the terms, provisions and conditions hereinafter set forth:
    NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
    1. CBS hereby employs Executive, and Executive hereby accepts employment, as an executive of CND (currently as President of CND), for a three year term commencing January 1, 1995 and ending December 31, 1997. Executive shall perform such services as may from time to time be assigned to him by President, CBS/Broadcast Group.
    2.a. CBS agrees to pay Executive, and Executive agrees to accept from CBS, for his services hereunder base salary at the rate of five hundred and twenty-five thousand dollars ($525,000)
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from January 1, 1995 to August 31, 1995; five hundred and fifty thousand dollars ($550,000) for the period September 1, 1995 through August 31, 1996; five hundred seventy-seven thousand and five hundred dollars ($577,500) per annum for the period September 1, 1996 through August 31, 1997; six hundred and six thousand and four hundred dollars ($606,400) per annum for the period September 1, 1997 through December 31, 1997. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees generally.
    b. In addition to the base salary set forth above, Executive shall receive a minimum bonus consisting of a payment from the CBS Executive Incentive Plan and, if necessary to reach the minumum 45% of base salary, an additional amount. The bonuses shall be payable in February of each of the years 1995, 1996, 1997 and 1998. The minimum bonus payable in 1995 and 1996 shall be two hundred and sixty thousand ($260,000). In 1997 and 1998 the minimum bonus payable shall be two hundred and seventy-three thousand dollars ($273,000).
    3. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees, such as pension plans, investment funds and group or other insurance plans and benefits, if and to the extent that he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time.
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Executive will also be eligible to be considered for
participation in other CBS benefit plans, including the Supplemental Executive Retirement Plan (SERP) and the Stock Rights Plan or any successor plans thereto, in which participation is limited to CBS executives in positions comparable to Executive's. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive's base salary, except SERP, which shall be based upon salary plus fifty percent (50%) of EIP. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute.
    4. Executive agrees to devote all of his business time and attention to the affairs of CND, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that his services shall be completely exclusive to CBS during the term hereof.
    5.a. Executive acknowledges that he has been furnished a copy of the Policy Notes for the President concerning Conflicts of Interest ("Conflicts Policy") dated December 13, 1989, and
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a copy of the "CBS Policy Summary" issued in January 1979.
Executive further acknowledges that he has read and fully understands all of the requirements thereof, and acknowledges that at all times during the term hereof, he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
     b. News Executive acknowledges that he has been furnished a copy of CBS News Standards ("Standards") dated April 4, 1976 and all amendments and additions thereto, a copy of the Policy Notes from the President concerning Conflicts of Interests ("Conflicts Policy") dated September 22, 1980, and a copy of the "CBS Policy Summary" issued in January 1979.
    6. If, during the term of this Agreement, CBS removes Executive from his position as President of CND, and offers Executive another position within CBS, Executive shall have the option of accepting such position or of leaving CBS and receiving severance pursuant to Paragraph 7, below.
    7.a. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS for cause, which for these purposes is defined as (i) fraud, misappropriation or embezzlement on the part of Executive, (ii) Executive's willful failure to perform services hereunder or (iii) Executive's
intentional breach of the provisions of paragraph 4 or of paragraph 5 hereof, then CBS's obligations hereunder shall immediately thereupon terminate.
    b. If, prior to June 30, 1996 the employment of Executive by CBS should be terminated by CBS other than for cause, Executive shall be entitled to receive an amount equal to the remainder of base salary to which he would be entitled pursuant to this Agreement, or severance in an amount in accord with Company policy in effect on September 1, 1990, whichever is greater. CBS shall have the option of paying severance due on a monthly basis, or in a single lump sum discounted to present value (using the one-year Treasury bill rate in effect on the date of termination). If CBS elects to pay severance on a monthly basis, Executive shall still be free to accept other employment while continuing to receive severance.
    c. If, after June 30, 1996, the employment of Executive by CBS should be terminated by CBS other than for cause, Executive shall be entitled to receive an amount equal to the remainder of base salary to which he would be entitled pursuant to this Agreement, or severance in an amount in accord with Company policy in effect on September 1, 1990, whichever is greater.
Such amount shall be paid in a single lump sum on a non-discounted basis.
    d. If, at the end of the term of this Agreement, CBS elects not to continue Executive's employment, Executive shall be eligible for severance pay in accord with the Company policy on severance pay which was in effect on September 1, 1990.
    8. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.
     9. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated, or
at such other addresses as they may hereafter designate in writing.
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   CBS INC.



                                   By:  /S/ HOWARD STRINGER



                                   /S/  ERIC OBER   (Executive)


























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